I.A. EUROPE, INC.
                           901 Ponce de Leon Boulevard
                           Coral Gables, Florida 33134
                                 (305) 476-1807


March 4,  2003

I.A. Europe Group, Inc.
901 Ponce de Leon Boulevard, Suite 303
Coral Gables, Florida 33134


Gentlemen:

I.A. Europe, Inc., a Delaware corporation, and I.A. Europe, Inc., a New York corporation, agree to sell all of its shares of capital stock of the following companies, to the extent that either corporation owns all or some of the shares:

            Internet De Centroamerica S.A.,
            I.A. Europe Group Costa Rica, S.A.,
            I.A. Europe Group Villa, S.A., and
            El Sueno Tropical Mountain Resort, S.A

(individually or collectively, the "Subsidiaries") to I.A. Europe Group, Inc., in exchange for 100 shares of Series B Preferred Stock to be issued by I.A. Europe Group, Inc. to I.A. Europe, Inc., a New York corporation, which will contain liquidation preferences in the event of the sale of all or substantially all of the assets of, or the winding up, liquidation, or dissolution of, I.A. Europe Group, Inc. or any or all of the Subsidiaries, as the case may be.

The Series B Preferred Stock shall have the terms and conditions, including the liquidation preferences stated in the attached proposed Second Certificate of Designation of I.A. Europe Group, Inc.

Upon your execution of this Agreement, I.A. Europe Group, Inc. will file the First Certificate of Designation with the Secretary of State of Delaware, I.A. Europe, Inc. of Delaware and New York, as applicable, will then transfer all of its shares of capital stock of the Subsidiaries to I.A. Europe Group, Inc. in exchange for the issuance of 100 shares of Series B Preferred Stock of I.A. Europe Group, Inc.

I.A. Europe, Inc. represents and warrants that at the time of the transfer of its shares in the Subsidiaries the shares transferred shall be equal to 100% of the issued and outstanding shares of capital stock of the Subsidiaries and shall
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be free and clear of all liens and encumbrances, whatsoever. Likewise, I.A.
Europe Group, Inc. represents that at the time of issuance of the 100 shares of Series B Preferred Stock to I.A. Europe, Inc., said shares shall be free and clear of all liens and encumbrances, whatsoever. If you agree to the terms of this agreement, please indicate your assent by signing below.


                                             Sincerely,

                                             /s/ Victor Minca
                                             ----------------
                                             Victor Minca
                                             President


AGREED TO AND ACCEPTED BY:

/s/ Victor Minca
-----------------------------
Victor Minca, President of I.A. Europe Group, Inc., a Delaware corporation under specific authority granted by I.A. Europe
Group, Inc.'s Board of Directors to enter
into this agreement

/s/ Victor Minca
-----------------------------
Victor Minca
President of I.A. Europe Group, Inc., a New York corporation under specific authority granted by I.A. Europe
Group, Inc.'s Board of Directors to enter
into this agreement